Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 1,287 and 1,291 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our report dated June 19, 2013 on LatAm Aggregate Bond ETF, (one of the investment funds constituting part of Market Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2013.

Ernst & Young LLP

New York, NY
November 12, 2013